For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                     FIRST KEYSTONE ANNOUNCES
                     SECOND QUARTER EARNINGS

Berwick, Pennsylvania - July 31, 2007 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, reported net income of $1,384,000 for the quarter ending June 30, 2007, as compared to $1,459,000 for the second quarter of 2006. For the six months ending June 30, 2007, net income was $2,818,000 as compared to $3,025,000 for the first six months of 2006, a decrease of 6.8%. Earnings per share amounted to $.62 for the six months ending June 30, 2007, a decrease from the $.66 reported in the first six months of 2006. Annualized return on assets and return on equity were 1.07% and 10.34%, respectively, for the first six months ending June 30, 2007.

President J. Gerald Bazewicz reported, "While we are pleased with our financial results in the first half of 2007, expenses related to the name change of our Bank and the continued presence of a flat or inverted yield curve has adversely affected net income. The tightening of our net-interest margin was partially offset by a decrease in our provision for loan losses, and increase of 12.8% in non-interest income. The reduction in our provision for loan losses was primarily a result of a decline in charge-offs and continued satisfactory asset quality. Finally, our allowance for loan losses is 1.47% of total loans as of June 30, 2007."

Total assets increased to $534,560,000 as of June 30, 2007, an increase of 3.7% over 2006. In addition, cash dividends paid for the first half of 2007 were $.44 per share as compared to $.42 per share for the six months ending June 30, 2006, an increase of 4.8%.

First Keystone National Bank, an independently owned community bank since 1864 (formerly The First National Bank of Berwick), presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
     800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928;
Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood,
Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.




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